Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

Delaware	80-0558025
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Harris Building
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina	28277
(Address of registrant’s Principal Executive Offices)	(Zip Code)

2010 LONG-TERM INCENTIVE PLAN OF THE

BABCOCK & WILCOX COMPANY

AS AMENDED AND RESTATED

FEBRUARY 25, 2014

(Full title of the Plan)

James D. Canafax

Senior Vice President, General Counsel, Corporate Secretary

and Chief Compliance Officer

The Babcock & Wilcox Company

The Harris Building

13024 Ballantyne Corporate Place, Suite 700

Charlotte, North Carolina 28277

(Name and address of agent for service)

(704) 625-4900

(Telephone number, including area code, of agent for service)

Copy to:

Charles T. Haag

Jones Day

2727 N. Harwood Street

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	2,300,000	$34.80	$80,040,000.00	$10,310.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the 2010 Long-Term Incentive Plan of The Babcock & Wilcox Company as Amended and Restated February 25, 2014 (the “Plan”) by reason of any stock dividend, stock split or similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on $34.80 per share, the average of the high and low sales prices of shares of common stock of The Babcock & Wilcox Company (“B&W”), as reported on the New York Stock Exchange on May 7, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the employee benefit plan information and other information required by Part I of Form S-8 will be sent or given to participants under the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as a part of this registration statement on Form S-8 (this “Registration Statement”) or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. B&W will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, B&W will furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents and information, which B&W has filed with the Commission:

1.	B&W’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on February 26, 2014;

2.	B&W’s Current Reports on Form 8-K filed with the Commission on March 12, 2014 and April 14, 2014; and

3.	The description of B&W’s common stock contained in Exhibit 99.1 to B&W’s Registration Statement on Form 10 (File No. 001-34658), as amended, filed with the Commission on July 6, 2010.

All documents subsequently filed by B&W pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorney’s fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

B&W’s Certificate of Incorporation and Bylaws

B&W’s certificate of incorporation provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (a) for any breach of that director’s duty of loyalty to B&W or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, as the same exists or as the provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit.

B&W’s bylaws provide that B&W will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of B&W or, while a director or officer of B&W, is or was serving at B&W’s request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. B&W’s bylaws also provide that B&W will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing B&W with specified undertakings. Notwithstanding the foregoing, B&W’s bylaws provide that it shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by B&W’s board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of B&W’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

B&W’s bylaws also permit B&W to secure and maintain insurance on behalf of any of its directors, officers, employees or agents and each person who is, or was, serving at B&W’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. B&W intends to obtain directors’ and officers’ liability insurance providing coverage to its directors and officers.

Director and Officer Indemnification Agreements

B&W has entered into indemnification agreements with each of its directors and executive officers that require it to indemnify such persons to the fullest extent permitted by Delaware law, from claims and losses arising from their service to B&W (other than certain claims brought by the indemnified party against B&W or any of B&W’s officers and directors). The agreements also provide each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contain additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Document

4.1	Restated Certificate of Incorporation of The Babcock & Wilcox Company (incorporated by reference herein to Exhibit 3.1 to The Babcock & Wilcox Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	Amended and Restated Bylaws of The Babcock & Wilcox Company effective September 9, 2013 (incorporated by reference to Exhibit 3.1 to The Babcock & Wilcox Company’s Current Report on Form 8-K dated September 11, 2013 (File No. 1-34658)).

5.1*	Opinion of Jones Day

23.1*	Consent of Jones Day (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1	2010 Long-Term Incentive Plan of The Babcock & Wilcox Company as Amended and Restated February 25, 2014 (incorporated by reference to Appendix A to The Babcock & Wilcox Company’s Proxy Statement dated March 28, 2014 (File No. 1-34658)).

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, The Babcock & Wilcox Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 12, 2014.

THE BABCOCK & WILCOX COMPANY

By:	/s/ E. James Ferland
E. James Ferland
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. James Ferland, Anthony S. Colatrella, James D. Canafax and David S. Black and each of them severally, his or her true and lawful attorney or attorneys and agent or agents with power to act with or without the others and with full power of substitution and resubstitution, for him/her and in his/her name, place and stead in his/her capacity as a director or officer or both, as the case may be, of The Babcock & Wilcox Company, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto and all exhibits and instruments and documents said attorney or attorneys shall deem necessary, advisable or appropriate to enable The Babcock & Wilcox Company to comply with the Securities Act and all other federal and state securities laws in connection therewith, and to file the same or cause the same to be filed with the Commission, with full power and authority to each of said attorneys and agents to do and perform in the name and on behalf of each of said directors or officers, or both, as the case may be, each and every act whatsoever necessary, advisable or appropriate and to all intents and purposes as any such director or officer, or both, as the case may be, might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. James Ferland	President and Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2014
E. James Ferland

/s/ Anthony S. Colatrella	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2014
Anthony S. Colatrella

/s/ David S. Black	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 12, 2014
David S. Black

/s/ John A. Fees	Chairman of the Board	May 12, 2014
John A. Fees

/s/ Jan A. Bertsch	Director	May 12, 2014
Jan A. Bertsch

/s/ Thomas A. Christopher	Director	May 12, 2014
Thomas A. Christopher

/s/ Brian K. Ferraioli	Director	May 12, 2014
Brian K. Ferraioli

/s/ Stephen G. Hanks	Director	May 12, 2014
Stephen G. Hanks

/s/ Richard W. Mies	Director	May 12, 2014
Richard W. Mies

/s/ Robert L. Nardelli	Director	May 12, 2014
Robert L. Nardelli

/s/ Larry L. Weyers	Director	May 12, 2014
Larry L. Weyers

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Restated Certificate of Incorporation of The Babcock & Wilcox Company (incorporated by reference herein to Exhibit 3.1 to The Babcock & Wilcox Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2	Amended and Restated Bylaws of The Babcock & Wilcox Company effective September 9, 2013 (incorporated by reference to Exhibit 3.1 to The Babcock & Wilcox Company’s Current Report on Form 8-K dated September 11, 2013 (File No. 1-34658)).

5.1*	Opinion of Jones Day

23.1*	Consent of Jones Day (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1	2010 Long-Term Incentive Plan of The Babcock & Wilcox Company as Amended and Restated February 25, 2014 (incorporated by reference to Appendix A to The Babcock & Wilcox Company’s Proxy Statement dated March 28, 2014 (File No. 1-34658)).

*	Filed herewith.